*** GraphOn Letterhead ***


                                                               November 14, 2005



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

    Re:  GraphOn Corporation

Ladies and Gentlemen:

      Pursuant to Rule 461(a) under the Securities Act of 1933, the undersigned hereby requests acceleration of the effective date of its Registration Statement on Form S-1, as amended, under said Act (Registration No. 333-124791), so that the same will be declared effective on November 14, 2005 at 2:00 p.m., Washington, D.C. time, or as soon thereafter as practicable.

                                         Very truly yours,

                                         GraphOn Corporation


                                         By:   /s/ William D Swain
                                             -----------------------
                                               William D. Swain
                                             Chief Financial Officer